Exhibit 99.1

January 31, 2014
Earnings Report
December 31, 2013

Dear Shareholders:

We are pleased to announce the total assets of your company, Kentucky Bancshares, Inc., reached a record high at $769.4 million as of December 31, 2013. That figure represents a $68 million or 9.8% increase from December 31, 2012. Loans increased by 9.3% and investment securities increased by 19.5%, with both funded by a 4.6% increase in deposits and a 158% increase in other borrowings. Borrowings increased dramatically in an effort to strategically lock in longer term funding at fixed rates, for anticipated growth and to minimize rate sensitivity in anticipation of an increasing rate environment.

Year to date net income was $6.29 million for the period ended December 31, 2013 compared to $7.01 million for December 31, 2012. The year ending December 31, 2012 was a record year in earnings. Year to date diluted earnings per share was $2.33 and $2.59 for 2013 and 2012, respectively. The decrease in year to date earnings is largely attributable to lower gains on investment sales and higher compensation expense, which were both partially offset by lower provision expense. The decline in investment gains is a result of increasing interest rates. The increase in compensation expense is due to additional full time employees hired in association with our new branches, as well as the loan and deposit growth reflected on our balance sheet, and increased incentive compensation. Provision for loan loss expense is lower due to continued improving loan quality.

Quarter to date net income was $1.43 million for the period ended December 31, 2013 compared to $1.91 million for December 31, 2012. Quarter to date diluted earnings per share was $0.53 and $0.71 for 2013 and 2012, respectively. The decrease in quarterly earnings is primarily due to the same factors impacting year to date earnings.

We are pleased also to announce the opening of our newest branch located in Richmond, Kentucky at 5008 Atwood Drive, Suite 3. This is our second branch expansion in the past 12 months and aligns with our objective to grow franchise value while increasing our ability to provide Premier Customer Service to current and future customers in Central and Eastern Kentucky.

While both of our new branches will increase expenses in the short term, we believe these markets to be key locations for future growth, profitability, and company value. Our view should always be a long term one. Expansionary investments, such as those made in Fayette County and Madison County, can result in short term pressures on earnings. However, over time, we expect these investments to enhance earnings. As always, we will continue to consider opportunities for further branch expansion, including possible acquisition opportunities that advance our growth objectives while maintaining our ability to provide Premier Customer Service.

In addition, we will continue to pursue strategic growth through effective relationship management and new products and services. As an example, we released our tablet banking app on November 15, 2013, our mobile deposit service on December 12, 2013, and our online chat support on January 6, 2014. These services increase customer convenience and highlight some of our recent efforts to enhance customer experience.

We continue to see an increase in lending opportunities which is reflected in the increase in net loans compared to the same period last year. While this increase is encouraging, the outlook on loan demand and overall economic conditions remains uncertain which, when combined with heightened regulatory pressure, continues to make for a challenging banking environment. That said, we are moving forward with strategic opportunities such as branch expansion, loan growth, and increased service offerings in a measured manner to build and reaffirm a strong foundation for future growth. We will continue to do everything possible to accomplish what is in the long term best interest of our shareholders, customers, and employees.

As always, we appreciate your support.



/s/Louis Prichard
Louis Prichard
President, CEO


                                         UNAUDITED

CONSOLIDATED BALANCE SHEET
                                                                               Percentage
                                                12/31/2013      12/31/2012        Change


Assets
  Cash & Due From Banks                        $  22,650,487   $  31,579,930      -28.3%
  Securities                                     230,396,296     192,780,473       19.5
  Loans Held for Sale                                223,250         485,845      -54.0
  Loans                                          468,654,972     429,975,099        9.0
  Reserve for Loan Losses                          5,440,720       6,047,343      -10.0
    Net Loans                                    463,214,252     423,927,756        9.3
  Federal Funds Sold                                 510,000         184,000      177.2
  Other Assets                                    52,439,817      52,052,306        0.7
     Total Assets                              $ 769,434,102   $ 701,010,310        9.8%

Liabilities & Stockholders' Equity
  Deposits
    Demand                                     $ 152,052,558   $ 144,574,752        5.2%
    Savings & Interest Checking                  276,186,464     256,588,854        7.6
    Certificates of Deposit                      189,161,410     189,260,978       -0.1
      Total Deposits                             617,400,432     590,424,584        4.6
  Repurchase Agreements                           12,867,341       3,815,384      237.2
  Other Borrowed Funds                            65,063,833      25,165,932      158.5
  Other Liabilities                                5,959,739       7,595,750      -21.5
    Total Liabilities                            701,291,345     627,001,650       11.8
  Stockholders' Equity                            68,142,757      74,008,660       -7.9
    Total Liabilities & Stockholders' Equity   $ 769,434,102   $ 701,010,310        9.8%



CONSOLIDATED INCOME STATEMENT

                                               Twelve Months Ending                     Three Months Ending
                                                                 Percentage                               Percentage
                                       12/31/2013    12/31/2012   Change      12/31/2013    12/31/2012     Change
Interest Income                        $ 28,167,788  $ 28,232,911    -0.2%    $ 7,269,586   $ 6,812,257       6.7%
Interest Expense                          3,455,771     3,715,640    -7.0         957,514       841,655      13.8
  Net Interest Income                    24,712,017    24,517,271     0.8       6,312,072     5,970,602       5.7
Loan Loss Provision                       1,050,000     2,050,000   -48.8         200,000       450,000     -55.6
  Net Interest Income After Provision    23,662,017    22,467,271     5.3       6,112,072     5,520,602      10.7
Other Income                             10,221,644    11,869,972   -13.9       2,442,270     3,803,686     -35.8
Other Expenses                           26,229,898    25,686,008     2.1       6,873,356     6,903,030      -0.4
  Income Before Taxes                     7,653,763     8,651,235   -11.5       1,680,986     2,421,258     -30.6
Income Taxes                              1,361,630     1,643,673   -17.2         249,972       507,678     -50.8
  Net Income                           $  6,292,133  $  7,007,562   -10.2%    $ 1,431,014   $ 1,913,580     -25.2%
Net Change in Unrealized Gain (Loss)
 on Securities                           (9,409,430)      513,513 -1932.4      (1,878,644)   (1,005,965)    -86.8
  Comprehensive Income (Loss)          $ (3,117,297) $  7,521,075  -141.4%    $  (447,630)  $   907,615    -149.3%

Selected Ratios
  Return on Average Assets                     0.86%         1.03%                  0.74%         1.11%
  Return on Average Equity                     8.77          9.70                   8.22         10.31

  Earnings Per Share                        $  2.33       $  2.59                $  0.53       $  0.71
  Earnings Per Share - assuming dilution       2.33          2.59                   0.53          0.71
  Cash Dividends Per Share                     0.96          0.92                   0.24          0.23
  Book Value Per Share                        25.08         27.21

  Market Price                         High        Low         Close
    Fourth Quarter '13                $26.25      $24.15      $24.24
    Third Quarter '13                 $27.67      $24.75      $26.25